                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-92413

                                                                      PROSPECTUS

                               MSI HOLDINGS, INC.
                               1121 E. 7th Street
                               Austin, Texas 78702
                                 (512) 476-6925


                        3,148,720 SHARES OF COMMON STOCK


         The shares of common stock of MSI Holdings, Inc., covered by this prospectus are offered by the shareholders listed under "Selling Shareholders" on page 10. We will not receive any of the proceeds from the shares offered by the selling shareholders.

         In addition to the shares covered by this prospectus, we have registered or are in the process of registering an additional 25,062,293 shares of our common stock. These additional shares are being offered for sale contemporaneously with the shares covered by this prospectus.

         Our common stock recently has been approved for listing on the Nasdaq Stock Market under the trading symbol APRN. Before this approval, our common stock traded on the Over-the-Counter Bulletin Board under the trading symbol MSIA.

              -----------------------------------------------------



         THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



              -----------------------------------------------------


JULY 14, 2000

         Additional information, including "Risk Factors" and our financial statements for the year ended March 31, 1999 and notes to the financial statements, is incorporated in to this prospectus by reference to our Form 10-KSB/A filed with the SEC. You are urged to read this prospectus and the 10-KSB/A in their entirety. All references to "MSHI," "we," "us," and "our," mean MSI Holdings, Inc., and its subsidiaries.

                                  RISK FACTORS

         You should carefully consider the following factors in evaluating us and our business before purchasing the shares of common stock offered by this prospectus.

RISKS RELATED TO OUR BUSINESS

         OUR FORECASTS ARE BASED ON AN UNPROVEN BUSINESS MODEL. IF OUR MODEL'S ASSUMPTIONS ARE NOT ACCURATE WE MAY FAIL TO GENERATE PROFITS AND MAY CONTINUE TO RECOGNIZE LOSSES.

         The success of our business model depends on developing a market for unproven products and services. We generate revenues by providing customers with bandwidth and related services, relatively new products and services. Our success relies on our products and services achieving wide acceptance in the market at competitive prices. Because of the relative novelty of our products and services, our business model is based on limited and uncertain information about future demand and costs. As a result, we may not generate revenues at the expected levels or control expenses. If our earnings are lower than anticipated, we may disappoint investors, which could cause our stock price to decline.

         YOU HAVE LIMITED INFORMATION ON WHICH TO EVALUATE US. OUR FUTURE RESULTS MAY VARY SIGNIFICANTLY FROM OUR PAST PERFORMANCE.

         Since March 1999, we have changed the focus of our business from providing hardware and systems integration services to providing a suite of high-speed Internet access, data transport and networking services, co-location services and web site hosting services. Because of our limited operating history in providing our current product mix, there is limited operating and financial data about our business for you to use in evaluating us or our performance.

         WE HAVE A HISTORY OF LOSSES AND EXPECT CONTINUING LOSSES. AS A SHAREHOLDER, YOUR INVESTMENT MAY BE LOST IF WE FAIL TO BECOME PROFITABLE.

         To date, we have had limited revenues and have not shown a profit in our operations. As of December 31, 1999, our accumulated deficit was approximately $32.3 million. Approximately $19.9 million of the deficit relates to losses from operations. The remaining $12.4 million of deficit relates to losses incurred due to discounts recorded on issuances and conversions of common and preferred stock. We cannot predict when profitability might be achieved, if at all. If we are able to become profitable, we may not be able to sustain it. If we are unable to obtain profitability or sustain it, we may have to discontinue operations.

         WE MAY BE UNABLE TO MANAGE COMPLICATIONS THAT ARISE DURING THE BUILD OUT OF ADDITIONAL DATA CENTERS. THESE BUILD OUTS MAY COST MORE THAN BUDGETED AND NOT GENERATE REVENUES AS QUICKLY AS ANTICIPATED.

         We are planning to build out up to 15 new data centers across a wide range of geographic regions. The build out of data centers is a key element of our business strategy. Each data center takes approximately 30 to 90 days to complete. Any delay in the build out of new data centers would significantly harm our expansion plans. Many of the risks associated with significant expansion projects are beyond our control and could delay the build out of additional data centers. These risks include cost estimation errors or overruns, equipment and material delays or shortages, and the inability to obtain necessary permits on a timely basis, if at all.

         IF OUR NEW DATA CENTERS EXCEED OUR MANAGERIAL AND CAPITAL RESOURCES, OUR CUSTOMER SERVICE MAY SUFFER, CAUSING US TO LOSE CUSTOMERS.

         If completed, new data centers will result in substantial new operating expenses and managerial burdens. Moreover, a failure to institute adequate financial and managerial controls, reporting systems and procedures for multiple facilities would significantly harm our operations. Failure to manage the data centers' increased expenses and managerial burdens could interrupt operations causing us to lose customers.

         WE HAVE HAD RECENT CHANGES IN MANAGEMENT. OUR CURRENT MANAGEMENT MAY BE UNABLE TO LEAD US INTO PROFITABILITY.

         Several members of our calendar year 1999 management team are no longer with us. We are continuing to build a new management team. This team has not had the opportunity to work together in the past. There is no assurance the new management team will be able to successfully lead us into profitability.

         WE WILL BE UNABLE TO COMPETE EFFECTIVELY IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY PERSONNEL.

         Our future success depends on highly qualified technical, sales, marketing and customer service personnel. The industry in which we compete has a high level of employee mobility and aggressive recruiting of skilled personnel. We face intense competition for qualified personnel in software development, network engineering and product management. If we are unable to attract and retain qualified personnel, our ability to compete will be compromised.

         OUR POSSIBLE EXPOSURE TO INFRINGEMENT CLAIMS MAY CAUSE UNEXPECTED LEGAL EXPENSES AND DIVERT MANAGEMENT RESOURCES.

         Our management personnel were previously employees of other telecommunications companies. Our management personnel may have had contracts with the prior companies. In many cases, these individuals conduct activities for us in areas similar to those in which they were involved before joining us. As a result, our employees or we could be subject to allegations of violation of trade secrets, breach of contract or unfair competition. These claims may distract our management and employees from their duties and require reallocation of our resources. Moreover, an unfavorable ruling may hinder our ability to use technology we need to conduct our business. Liability and defense costs under these claims could increase our expenses and adversely affect our ability to compete.

         OUR OPERATIONS DEPEND ON OUR ABILITY TO MAINTAIN FAVORABLE RELATIONSHIPS WITH THIRD PARTY SUPPLIERS. WE CANNOT ASSURE THE CONTINUITY OF THOSE RELATIONSHIPS.

         We have entered into several alliance and contractual agreements to utilize third parties' infrastructures and networks for our products and services. We are dependent on the continued availability of these infrastructures and networks for our growth and development. If we are unable to maintain or replace our relationships with our suppliers, we will be unable to provide the current level of services to our customers. Our failure to consistently provide our current levels of service could result in a reduction of our client base and sales volume.

         SYSTEM FAILURES COULD DISRUPT OUR SERVICES AND CAUSE US TO LOSE CUSTOMERS.

         Our target market is particularly sensitive to service failures. Service failures may reduce or terminate the services we supply to our customers. Any reduction or termination of our services could cause our customers to switch their business to our competitors and may hinder our ability to obtain new customers. Our system is vulnerable to damage from human error, power loss, facility failures, fire, earthquake, floods, telecommunications failure, break-ins, sabotage and vandalism. Moreover, we do not have a disaster recovery plan, carry any business interruption insurance or have any secondary off-site systems.

RISKS RELATED TO OUR INDUSTRY

         OUR GROWTH AND PERFORMANCE MAY BE HINDERED IF THE INTERNET USE FAILS TO INCREASE AS PREDICTED.

         Demand for our services could be reduced if the market for business-related Internet solutions fails to develop further. Critical issues concerning the commercial use of the Internet remain unresolved and may hinder the growth of Internet use. These issues are particularly critical in the business sector -- our target market. If demand for our services fails to materialize at the anticipated levels, our revenues will also fail to reach expectations.

         THE MARKET FOR OUR PRODUCTS AND SERVICES IS HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

         The market for our products and services is rapidly evolving. Our market is also intensely competitive, partly due to relatively low barriers to entry. Many of our competitors and potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources than us. Moreover, our competitors may be able to negotiate contracts with suppliers on more favorable terms than we can. Some of these competitors may also provide products with some performance advantages over our products. Given the fierce competition in our industry and our comparatively limited resources, we may not be able to compete effectively.

         OUR SERVICES ARE SUBJECT TO UNCERTAIN GOVERNMENT REGULATION. CHANGES IN LAWS OR REGULATIONS COULD RESTRICT THE WAY WE OPERATE OUR BUSINESS.

         We operate in an environment of unstable and evolving laws and regulations. Changes in applicable laws or regulations could impact our operations and impact our costs, service requirements and the scope of competition. Incumbent local carriers are likely to pursue efforts to affect the applicable laws and regulations in a manner that would be more favorable to them and that may be against our interests. The likely means to affect the laws include litigation in courts, administrative proceedings with the Federal Communications Commission and state telecommunications regulators and lobbying the U.S. Congress. We may choose to expend significant resources to participate in regulatory proceedings at the federal or state level. The expenses associated with participating in and complying with an evolving regulatory framework may increase our operating expenses beyond expectations. Despite our possible expenditures, we cannot assure any favorable results.

         DEMAND FOR OUR PRODUCTS AND OUR PROJECTED INCOME WILL FAIL TO MEET EXPECTATIONS IF DIGITAL SUBSCRIBER LINE SERVICES ARE NOT ACCEPTED BY BUSINESSES AT PROFITABLE PRICES

         The market for high-speed Internet access, data transport and networking services using copper telephone lines is in the early stages of development. If the market for our digital subscriber line services fails to develop, grows more slowly than anticipated or becomes saturated with competitors, our operations and future revenue stream may not achieve our expectations. We cannot accurately predict the rate at which this market will grow or whether new or increased competition will result in market saturation. If demand for our products and services does not meet expectations, our revenues may be lower than anticipated.

         INTERNET SECURITY CONCERNS MAY HINDER THE DEVELOPMENT OF ELECTRONIC COMMERCE AND DEMAND FOR OUR PRODUCTS AND SERVICES.

         A significant barrier to commerce and communications over the Internet has been the need for the secure transmission of confidential information. Security breaches or the inadvertent transmission of computer viruses could expose us to litigation and possible liability. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by breaches. A party who is able to penetrate our network security could misuse our users' personal information and our users might sue us or bring claims against us. If any well-publicized compromise of security occurs, Internet usage and the demand for our services could decline.

RISKS RELATED TO THE OFFERING

         OUR ARTICLES OF INCORPORATION AND BYLAWS CONTAIN PROVISIONS THAT COULD PREVENT A THIRD PARTY FROM BUYING MSI. AS A SHAREHOLDER, YOU MAY BE PREVENTED FROM CONSIDERING A THIRD PARTY'S OFFER.

         Provisions of our articles of incorporation and bylaws could make it more difficult for a third party to acquire control of MSI, even if a change in control would be beneficial to shareholders. Our articles of incorporation allow our board of directors to issue preferred stock with terms set by the board of directors and without shareholder approval. The preferred stock could be issued quickly with terms that delay or prevent a change in control or make removal of management more difficult. Also, the issuance of preferred stock may cause the market price of our common stock to decrease.

         In addition, if we successfully reincorporate from Utah to Delaware, our new articles of incorporation and bylaws will contain additional antitakeover provisions. Please see our preliminary proxy statement, filed with the SEC on June 9, 2000, file number 000-08164.

         WE HAVE A LIMITED MARKET FOR OUR COMMON STOCK AND OUR STOCK PRICE IS VOLATILE, WHICH MAY LIMIT YOUR ABILITY TO SELL YOUR SHARES.

         The market prices of Internet-related stocks tend to be more volatile than the market as a whole. The market price of our common stock has fluctuated in the past and may continue to be volatile in the future. There can be no assurance that an active trading market will develop or be maintained. Failure to develop or maintain an active trading market could negatively affect the price of our securities, as well as affect your ability to sell your shares.

         AS AN INCREASING AMOUNT OF OUR COMMON STOCK BECOMES ELIGIBLE FOR SALE, THE MARKET PRICE FOR YOUR SHARES MAY DECREASE.

         Sales in the public market of substantial amounts of common stock or the perception that substantial sales may occur could materially and adversely affect the market price of our common stock. These sales or perceptions could also limit our ability to raise capital through an offering of equity securities. An increasing number of shares eligible for sale may decrease the price of our common stock. The adverse affect on the market price of our common stock may occur even if the results of our operations are positive. As of March 31, 2000, we had 36,502,875 shares of common stock outstanding. The following table illustrates the shares of common stock eligible for future sale if all outstanding warrants and options were exercised.

                                                                 Fully Diluted                        %
                                                                 -------------                      -----
                   Total shares                                   44,826,429                        100.0
Eligible for future sale                                          36,134,718                         80.6
Subject to Rule 144 restrictions                                   8,691,711                         19.4

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         Any statement in this prospectus, other than a statement of historical fact, may be a forward-looking statement.

         You can generally identify forward-looking statements by looking for words like: may, will, expect, intend, estimate, anticipate, believe or continue. Variations on those or similar words, or the negatives of those or similar words, also may indicate forward-looking statements.

         This prospectus and the documents incorporated by reference contain forward-looking statements. Although we believe that the expectations reflected in this prospectus are reasonable, we cannot assure you that our expectations will be correct. Our actual results may differ significantly from the results discussed in the forward-looking statements. This prospectus includes a discussion entitled "Risk Factors," discussing important factors that could cause our actual results to differ materially from our expectations. These risk factors and other more remote risks are further discussed in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections of the 10-KSB/A and in our Form 8-K dated February 17, 2000.

         The forward-looking statements in this prospectus are accurate only as of its date. If our expectations change, or if new events, conditions or circumstances arise, we are not required to, and may not, update or revise any forward-looking statement in this prospectus.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus. However, we will receive proceeds from the exercise of the options and warrants, the underlying shares of which are being registered in this registration statement. The exercise price received by us from issuance of the shares of common stock underlying the warrants and options will be used for general corporate purposes. The proceeds received and to be received upon exercise of the warrants and options are:

                                                                        As of
                                                                    March 31, 2000
                                                                    --------------
Proceeds received                                                     $ 81,500.00
Proceeds receivable if remaining options and
warrants are exercised                                                $649,453.00
                                                                      -----------
Total proceeds from options and warrants                              $730,953.00
                                                                      ===========

                                 REINCORPORATION

         We have filed a preliminary proxy statement with the SEC to permit us to seek shareholder approval of our reincorporation from Utah to Delaware. As part of the reincorporation, we will adopt a new certificate of incorporation and new bylaws. For further details, please see our preliminary proxy statement on Schedule 14A, filed June 9, 2000, file number 000-08164.

                           PRICE RANGE OF COMMON STOCK

         The table below reflects the high and low closing sale price of our common stock for the periods indicated, as reported by the OTC Bulletin Board.

QUARTER ENDED                                           HIGH            LOW
-------------                                        ----------       -------
March 31, 1998......................................  $   2.560       $ 0.750
June 30, 1998.......................................      8.430         2.500
September 30, 1998..................................     12.000         5.500
December 31, 1998...................................      7.250         6.187
March 31, 1999......................................     10.062         3.500
June 30, 1999.......................................     10.750         4.250
September 30, 1999..................................      6.187         4.000
December 31, 1999...................................      7.125         4.000
March 31, 2000......................................   $ 44.500       $ 6.000

         On May 31, 2000, the closing sale price for a share of our common stock, as reported on the OTC Bulletin Board, was $8.875.

                              SELLING SHAREHOLDERS

         The following table lists the ownership of the common stock included in this registration statement, assuming conversion of the series E preferred stock and assuming the exercise of the warrants and options covered by the shares contained in this registration statement. Percentage ownership calculations are based upon the 36,502,875 shares of common stock outstanding as of March 31, 2000. Unless otherwise indicated, the total shares reflected are comprised of shares issued and outstanding.

                                                 RELATION TO
                      NAME                          MSHI                   TOTAL SHARES        PERCENT
                      ----                          ----                   ------------        -------
Rainer Bischoff                                                                 80,000
Cornelius Dornier                                                               65,000
Daniel Dornier (1)                                 director                     80,000
David Dornier                                                                   50,000
Gabrielle Dornier                                                               30,000

                                                 RELATION TO
                      NAME                          MSHI                   TOTAL SHARES       PERCENT
                      ----                          ----                   ------------       -------
                                                 Relation to
Silvius Dornier                                                                 100,000
Graf Von Hardenberg                                                             100,000
Andreas Preuschoff                                                               10,000
Rainer Doerflinger                                                               15,000
Greenwich AG (2)                                                                603,340          1.65%
Frank C. Erwin                                                                   30,000
Will B. Houston (3)                                                              20,000
James E. Thorp (4)                                                              593,666          1.63%
Edward R. Coleman                                                                10,000
Jim Troxel                                                                      100,000
G. Robert Barker                                                                  5,000
Beatrice Schaefer                                                               100,000
Heinz Winzeler                                                                  120,840
Equity Services, Ltd. (5)                                                       181,674
Pinecrest Associates, Inc.(6)                                                   150,000
Panther Consulting, Inc. (7)                                                    150,000
Peninsular Corp. (8)                                                             50,000
Jaime Munoz (9)                                  former officer                  44,000
Tejas Holdings, Inc.(10)                         consultant                      83,000
Capital Solutions, Inc. (11)                     consultant                       1,200
Ronnie D. Henry (12)                             consultant                      25,000
Carolyn S. Henry (12)                                                            10,000
Randall N. Williamson (12)                                                        5,000
Benjamin A. Siddons (12)                                                          5,000
Austex Enterprises (12)(13)                                                       5,000
Hemisphere Trading Co. (14)                                                      69,500
Terama  Company Limited (15)                                                     50,000
Amador DeLeon, Jr. (16)                          former employee                  2,500
MMH Investment, Inc. (17)                        consultant                     150,000
Robert Hersch (18)                               former officer                  10,000
Roger Lane                                       former employee                 40,000
Ashley LeMarie (19)                              consultant                       2,000
John Walters (19)                                consultant                       2,000

  ----------

         (1)      Consists of:
                  o 79,950 shares of common stock; and
                  o 50 shares of common stock issuable upon conversion of 5
                    shares of series E preferred.

         (2) Greenwich AG is a German corporation. Rainer Bischoff is its chief executive officer and has voting and investment control over its shares.

         (3)      Consists of:
                  o 10,000 shares of common stock; and
                  o 10,000 shares of common stock issuable upon conversion of
                    1,000 shares of series E preferred.

         (4)      Consists of:
                  o 543,666 shares of common stock; and
                  o 50,000 shares of common stock issuable upon conversion of
                    5,000 shares of series E preferred.

         (5) Ms. Lynn Turnquest is ESL's managing director and has voting and investment control over its shares. Equity Services Ltd. is owned by four foreign corporations:
                  o Aspen Investments, Inc., a Panama corporation;
                  o Mercer, Inc., a Nevis corporation;
                  o Nesting, Inc., a Nevis corporation; and
                  o Peninsular Inc., a Nevis corporation.

                  Ms. Turnquest is the managing director for Aspen, Mercer and Nesting and has voting and investment control over each entity. Robert E. Cordes is Peninsular's president and has voting and investment control over its shares.

                  The shares included on behalf of ESL consist of:
                  o 88,340 shares of common stock; and
                  o 93,334 shares of common stock covering  placement agent's options.

         (6) Sylvia Seymour is Pinecrest's president and has voting and investment control over its shares.

         (7) D.A. Kent is Panther's president and has voting and investment control over its shares.

         (8) Peninsular is a Nevis corporation. Robert E. Cordes is Peninsular's president and has voting and investment control over its shares.

         (9) Consists of 44,000 shares previously issued to Mr. Munoz, a former officer of ours.

         (10) Mike Hale is the president and chief executive officer of Tejas Holding and has voting and investment control over its shares. The Tejas' shares listed consist of: o 33,000 shares issued for consulting services; and o 50,000 shares covering options granted in conjunction with settlement of a dispute regarding the consulting agreement and compensation.

         (11) Michael King is the president and chief executive officer of Capital Solutions and has voting and investment control over its shares. These shares consist of 1,200 shares previously issued for consulting services.

         (12) Consist of 50,000 shares of common stock issued upon the exercise of the warrants granted to Henry & Associates, a consultant.

         (13) Austex Enterprises is a Texas partnership. Its general partner is Stara Corp and Stara's president is Stephen R. Smith. As president of Austex's general partner, Mr. Smith has voting and investment control over Austex's shares. The shares listed herein were transferred to Austex from Henry & Associates.

         (14) Hemisphere is a Liberian corporation. Robert E. Cordes is its president and has voting and investment control over its shares.

         (15) Consists of 50,000 shares acquired from and previously issued to Phoenix Energy Partners in satisfaction of an over-subscription for the series D preferred stock. D. A. Kent is Terama's president and has voting and investment control over its shares

         (16) Consists of 2,500 shares issued to a former employee in settlement of a dispute over compensation.

         (17) Consists of 150,000 shares of common stock previously issued to a consultant. Robert Hersch is MMH's president and has voting and investment control over its shares.

         (18) Consists of 10,000 shares of common stock to Robert Hersch, a former officer.

         (19) Consists of 4,000 shares issued for the benefit of the Volo Group, a consultant.

                              PLAN OF DISTRIBUTION

         The shares of common stock may be offered and sold from time to time by the selling shareholders, or by pledges, donees, transferees or other successors in interest. We have no control over the selling shareholders in making their decisions to offer, sell or transfer their shares at prices related to the then current market price or in negotiated transactions. The shares may be sold by the selling shareholders in one or more transactions at the then prevailing market prices or in privately negotiated transactions. The shares may be sold by one or more of the following methods:

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o purchases and resale by a broker-dealer for its account under this prospectus;

         o        private sales; and

         o block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

         We have not been advised by the selling shareholders that they have, as of the date of this prospectus, made any arrangements relating to the distribution of the shares covered by this prospectus. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate and broker-dealers may receive commissions or discounts from the selling shareholders in amounts to be negotiated immediately before sale.

         In offering the shares, the selling shareholders and any broker-dealers and any other participating broker-dealers who execute sales for the selling shareholders may be underwriters within the meaning of the Securities Act. An underwriter is someone who acquired shares from us or an affiliate of ours with a view towards distributing the shares to the public. Since these individuals may be underwriters, any profits realized by the selling shareholders and the compensation of the broker-dealers involved may be underwriting discounts and commissions.

         Any shares covered by this prospectus which qualify for sale under Rule 144 may be sold under Rule 144 rather than under this prospectus.

                             THE SECURITIES OFFERED

         We are authorized to issue up to 50,000,000 shares of common stock, and up to 10,000,000 shares of preferred stock. As of March 31, 2000, there were 36,502,875 shares of common stock outstanding.

         The following is a summary of the material provisions and terms of our articles and bylaws that might be important to you as a shareholder. You should refer to our articles of incorporation and bylaws for a complete statement of your rights as a stockholder. Both the articles of incorporation and the bylaws are filed with the SEC as Exhibit No. 3 to our registration statement, file #33-24265-LA.

         As a holder of our common stock you will have one vote per share on all matters voted on by stockholders, including elections of directors. Unless required by law or provided in any resolution adopted by the board of directors about any series of preferred stock, only holders of our common stock have voting rights. The articles of incorporation do not provide for cumulative voting. Cumulative voting is the ability to cast as many votes for a director as the shareholder has shares of stock multiplied by the numbers of directors to be elected, in the election of directors. The articles of incorporation also do not provide for preemptive rights. A preemptive right is a shareholder's right to acquire new shares issued by a company to preserve his proportional interest. Owners of our common stock will receive dividends if the board declares them out of available funds. However, we do not expect to declare or pay dividends on our common stock.

         The transfer agent for our common stock is Interwest Transfer Company, Inc.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms located at:

          Securities and Exchange Commission              or              Securities and Exchange Commission
                450 Fifth Street, N.W.                                      801 Cherry Street, 19th Floor
                Washington, D.C. 20549                                          Ft. Worth, Texas 76102

Further information on the SEC's public reference rooms, is available from the SEC at 1-800-SEC-0330. Our SEC filings are also available on the Internet at http://www.sec.gov.

         The SEC allows us to incorporate by reference information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 before the sale of all the shares covered by this prospectus:

         o Annual report on Form 10-KSB/A for the year ended March 31, 1999;

         o All other reports filed with the SEC in compliance with Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended March 31, 1999; and

         o The description of our common stock contained in our registration statement on Form 10, filed with the SEC on October 27, 1975, file number M862263.

         We will deliver to each person, including any beneficial owner, receiving this prospectus, a copy of any or all of the information that has been incorporated by reference and not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning:

                               MSI Holdings, Inc.
                               1121 E. 7th Street
                              Austin, Texas 78702
                             Attn: Robert J. Gibbs
                           Telephone: (512) 476-6925

                                 INDEMNIFICATION

         Our revised articles of incorporation state that we may indemnify each of our directors, officers, employees, or agents to the full extent permitted by the laws of the state of Utah. In summary, the Utah Revised Business Corporation
Act:

         o authorizes any corporation to indemnify directors and officers against any judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, incurred by reason of his having been a corporate director or officer;

         o confers on the director or officer an absolute right to indemnification for expenses, including attorney's fees, actually and reasonably incurred to the extent he is successful on the merits or defense of any claim, issue, or matter;

         o allows a corporation to pay attorney's fees and other litigation expenses on behalf of a director or officer in advance of the final disposition of the action, provided the director or officer undertakes to reimburse the corporation, if it is ultimately determined that he is not entitled to be indemnified by the corporation or if the advances exceed the indemnification to which he is entitled; and

         o recognizes that a director or officer may be entitled to additional indemnification under the corporation's certificate or articles of incorporation, bylaws, agreements, or by shareholders' vote.

         However, the indemnification authorized by the Utah Revised Business Corporation Act is limited to those situations where:

         o the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation;

         o if in criminal proceedings, the director or officer had no reasonable cause to believe his conduct was unlawful; and

         o either the board of directors, acting through a quorum of disinterested directors or on the advice of independent legal counsel, has or the shareholders have made a determination that indemnification is proper in the circumstances.

         Moreover, we may not indemnify a director if the director is adjudged liable to us or has derived an improper personal benefit in an action in which the director is adjudged liable. We may also purchase and maintain insurance to provide indemnification.

         Though indemnification for liabilities arising under the Securities Act may be permitted to members of the board of directors, officers, employees, or person controlling us under the provisions outlined above, we have been advised that in the opinion of the Securities and

Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

         The validity of the shares offered by this prospectus has been passed upon for us by Vial, Hamilton, Koch & Knox, L.L.P., Dallas, Texas.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-KSB/A for the year ended March 31, 1999, as reflected in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

         Brown, Graham and Company, P.C., independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-KSB/A for the year ended March 31, 1998, as reflected in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Brown Graham and Company, P.C.'s report contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in note 1 to the consolidated financial statements. Our financial statements are incorporated by reference in reliance on Brown, Graham and Company, P.C.'s report, given on their authority as experts in accounting and auditing.

     You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The statements and representations contained within this prospectus are true and correct as of the date indicated on the cover page. The delivery of this prospectus does not, under any circumstances, create the implication that there has been no change since that date. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than those registered securities to which the prospectus relates. Moreover, this prospectus does not constitute an offer to sell or a solicitation of an offer to buy in any circumstances in which such an offer or solicitation is unlawful.

         We will bear all of the cost of preparing and printing the registration statement, prospectus and _______________ any prospectus supplements and all filing fees and legal and accounting expenses associated with PROSPECTUS registration under federal and state securities laws, _______________ which are estimated at $60,000.

                                  ------------

                                Table of Contents

                                                                          Page
                                                                          ----
Risk Factors                                                                 2
A Warning about Forward-looking Statements                                   8
Use of Proceeds                                                              8
Reincorporation                                                              9
Price Range of Common Stock                                                  9
Selling Shareholders                                                         9
Plan of Distribution                                                        12
The Securities Offered                                                      13
Where You Can Find More Information                                         14
Indemnification                                                             15
Legal Matters                                                               16
Experts                                                                     16


                                3,148,720 SHARES





                               MSI HOLDINGS, INC.





                                  Common Stock



                                  ------------

                                   PROSPECTUS

                                  ------------